Exhibit 10.3

Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119
(408) 717-6000

Notice of Grant of Performance Stock Units
and Performance Stock Unit Award Agreement – TSR Measure (CEO Sign-On Award)

David Goeckeler	Award Number: [redacted]
[address redacted]	Plan: 2017 Performance Incentive Plan
ID: [redacted]

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Congratulations! Effective March 9, 2020 (the “Grant Date”), you have been granted stock units (the “Performance Stock Units”) of Western Digital Corporation (the “Corporation”). These Performance Stock Units were granted under and are subject to the Corporation’s 2017 Performance Incentive Plan, as amended (the “Plan”).

Total Target Number of Performance Stock Units: 432,489

Vesting Date: The last day of the Measurement Period (as defined below)

Measurement Period covered by grant: The “Measurement Period” applicable to the Performance Stock Units subject to the award is the performance measurement period that begins March 9, 2020 and ends March 8, 2023. The actual number of Performance Stock Units that may become eligible to vest on the Vesting Date based on performance during the Measurement Period may range from 0% to 150% of the Total Target Number of Performance Stock Units subject to the award, subject to forfeiture under Section 8 of the attached Terms and Conditions for Performance Stock Unit Award – TSR Measure (CEO Sign-On Award) (the “Terms”).
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Your Performance Stock Unit award is subject to the terms and conditions of this Notice, the attached Terms and the Plan. By accepting the award, you are agreeing to the terms of the award as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Terms. The Terms and the Plan are each incorporated into and made a part of this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator indicating that you do not wish to accept the award and your Performance Stock Units will be cancelled.

A copy of the Plan, the Prospectus for the Plan, and the Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Corporation’s Stock Plans Administrator.

TERMS AND CONDITIONS FOR
PERFORMANCE STOCK UNIT AWARD - TSR MEASURE (CEO SIGN-ON AWARD)
Amended and Restated 2017 Performance Incentive Plan

1. Performance Stock Units Subject to Amended and Restated 2017 Performance Incentive Plan

The Performance Stock Unit Award (the “Award”) referred to in the attached Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement - TSR Measure (CEO Sign-On Award) (the “Notice”) was awarded under Western Digital Corporation’s (the “Corporation’s”) Amended and Restated 2017 Performance Incentive Plan, as amended (the “Plan”). Each Performance Stock Unit covered by the Award (“Stock Unit”) is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 7.1 of the Plan). The holder of the Stock Units is referred to herein as the “Participant.” Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Participant if Stock Units held by such Participant vest pursuant to Section 4, Section 7 or Section 8 and shall not be treated as property or as a trust fund of any kind. The target number of Stock Units granted to the Participant shall be credited to an unfunded bookkeeping account maintained by the Corporation on behalf of the Participant (a “Stock Unit Account”).

The Stock Units are subject to the terms and provisions of the Notice, these Terms and Conditions for the Performance Stock Unit Award – TSR Measure (CEO Sign-On Award) (these “Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Terms, the Plan or these Terms, as applicable, shall control. To the extent any terms and provisions in these Terms conflict with the terms and provisions of the Plan, the Plan shall control.

Capitalized terms not defined herein have the meanings set forth in the Plan or in the Notice, as applicable.

2. Award Agreement

The Notice and these Terms, together (the “Award Agreement”), constitute the award agreement with respect to the Award pursuant to Section 5.2 of the Plan.

3. Deferral of Stock Units

Not applicable.

4. Vesting

Following the end of the Measurement Period as set forth in the Notice, the Administrator shall determine, in accordance with the performance goals and related criteria and methodology established by the Administrator for the Measurement Period, the extent to which the performance goals have been achieved and the actual number of Stock Units becoming eligible to vest (subject to the following paragraph) based on performance during the Measurement Period. Any Stock Units (including any related Stock Units credited as dividend equivalents pursuant to Section 5) that do not become eligible to vest based on performance during the Measurement Period shall terminate as of the end of the Measurement Period when the Administrator has determined the extent to which the performance goal has not been achieved for the Measurement Period, and the Participant shall have no further rights with respect to such terminated Stock Units.

Except as otherwise provided in this Award Agreement, and subject to Section 8 below, the number of Stock Units becoming eligible to vest based on performance during the Measurement Period shall vest on the Vesting Date. Except as expressly provided in Sections 7 and 8 below, vesting requires continued employment or service with the Corporation or one of its Subsidiaries through the Vesting Date as a condition to the vesting of any Stock Units subject to the Award and the rights and benefits under this Award Agreement. Except as expressly provided in Sections 7 and 8 below, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

5. Dividend Equivalent Rights Distributions

As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant’s Stock Unit Account with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the number of Stock Units remaining subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. For these purposes, any Stock Units that vest and become payable in excess of the target number of Stock Units shall be considered to have been granted on the Grant Date set forth in the Notice. The Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate.

6. Timing and Manner of Payment of Stock Units

Subject to Section 7 below, any Stock Unit granted (or credited pursuant to Section 5) to the Participant that becomes vested (whether pursuant to Section 4, Section 7 or Section 8 hereof), shall be paid to the Participant within sixty (60) days following the Vesting Date. The Corporation shall make payment of a Stock Unit that has vested by delivering to the Participant a share of Common Stock (either by delivering one or more certificates for the shares deliverable or by entering such shares in book entry form, as determined by the Corporation in its sole discretion), subject to adjustment as provided in Section 7.1 of the Plan. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Participant (or other person entitled under the Plan to receive any shares with respect to the vested Stock Units) delivers to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan in advance of the scheduled payment date. The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or Section 7 hereof, or that are terminated pursuant to Section 7 or Section 8 hereof, and such Stock Units shall be removed from the Participant’s Stock Unit Account upon the date of such payment or termination. The Corporation may, in its sole discretion, settle any Stock Units credited as dividend equivalents by a cash payment equal to the fair market value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).

7. Change in Control Event

In connection with a transaction referenced in Section 7.2 of the Plan in connection with which the Corporation will not survive or will not survive as a public company in respect of its Common Stock, the Administrator may (without limiting the adjustment authority of Section 7.1 of the Plan and without limiting the flexibility of the Administrator to provide for the assumption, substitution or exchange of the Award pursuant to Section 7.2 of the Plan) provide that (i) payment for each Stock Unit that is otherwise outstanding on the date of such event and that becomes vested may be made in the form of cash in an amount equal to the fair market value of a share of Common Stock as of the date of the closing of such transaction, and/or (ii) that, as to any Stock Units outstanding with respect to a Measurement Period that has not ended on or prior to the date of such transaction, the performance measures applicable to such Measurement Period shall be deemed satisfied at the applicable “target” level (attainment of 100% of the applicable performance goal resulting in a 100% payout or vesting percentage as to that goal) or such greater level as the Administrator, in its sole discretion, may deem appropriate in the circumstances. However, notwithstanding anything otherwise provided in Section 7.2 of the Plan but subject to the following sentence, the time of payment of the Award may not be changed and shall be as set forth in Section 6 above. The Administrator may (notwithstanding the time of payment provisions of Sections 6 and 8 hereof) provide for the termination of the Stock Units subject to the Award in connection with the occurrence of a Change in Control Event in connection with which the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Award; provided that (A) in such event, the portion of the Award that is outstanding and unvested immediately prior to such termination shall vest and become payable (as to any Stock Units outstanding with respect to a Measurement Period that has not ended on or prior to the date of Change in Control Event, the performance measures applicable to such Measurement Period shall be deemed satisfied at the applicable “target” level (attainment of 100% of the applicable performance goal resulting in a 100% payout or vesting percentage as to that goal) or such greater level as the Administrator, in its sole discretion, may deem appropriate in the circumstances), and (B) such acceleration, termination and payment of the Award satisfies the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) (which requirements include the Change in Control Event qualifying as a change in the ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5)).

8. Termination of Employment

(a) Termination of Employment Generally. Except as expressly provided below in this Section 8, if the Participant ceases to be employed by or to provide services to the Corporation or its Subsidiaries for any reason (the last day that the Participant is employed by or provides services as a consultant or director to the Corporation or a Subsidiary prior to a period in which the Participant is not employed by, and does not have any such service relationship with, any such entity as determined by the Administrator is referred to as the Participant’s “Separation Date”) before the Vesting Date, the Participant’s Stock Units shall automatically be forfeited to the Corporation effective immediately following the Separation Date. If the Participant is entitled to any accelerated vesting pursuant to any provision below in this Section 8, any remaining unvested portion of the Participant’s Stock Units (after giving effect to such acceleration) shall automatically be forfeited to the Corporation effective as of immediately following the Separation Date.

(b) Death of the Participant. In the event of the Participant’s death prior to the Vesting Date and at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, a portion of the Award shall vest on the Vesting Date and shall be paid to the Participant as provided in Section 6 above. In such event, the number of Stock Units that shall become vested on the Vesting Date equals (i) the Employment Fraction (determined as set forth below) multiplied by (ii) the number of Stock Units subject to the Award that would have otherwise (had the Separation Date not occurred prior to the Vesting Date) become vested on the Vesting Date (determined before taking the acceleration contemplated by this Section 8(b) into account and before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account). To the extent any Stock Units become vested on the Vesting Date pursuant to the preceding sentence, the dividend equivalent Stock Units credited pursuant to Section 5 above with respect to such Stock Units shall also become vested on the Vesting Date. For purposes of this Section 8, the “Employment Fraction” equals a fraction (not greater than one), the numerator of which is the total number of calendar days in the period beginning with the first day of the Measurement Period through and including the Participant’s Separation Date, and the denominator of which is the total number of calendar days in the Measurement Period.

(c) Severance Benefits. In the event the Participant ceases to be employed by the Corporation or any of its Subsidiaries prior to the Vesting Date as a result of a termination of employment by the Corporation or one of its Subsidiaries without “Cause” (as defined below), the Award shall vest on the Vesting Date as to the number of Stock Units subject to the Award that would have otherwise (had the Separation Date not occurred prior to the Vesting Date) become vested on the Vesting Date (determined before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account) and shall be paid to the Participant as provided in Section 6 above.

For purposes of this Award Agreement, the term “Cause” is used as defined in the Western Digital Corporation Executive Severance Plan (or any applicable successor executive severance plan, as each is in effect at the time of such termination of employment) (“Pre-CIC Severance Plan”); provided, however, that if such termination of the Participant’s employment occurs upon or within the one (1) year period following the occurrence of a Change in Control Event, the term “Cause” is used as defined in the Western Digital Corporation Amended and Restated Change of Control Severance Plan (or any applicable successor change of control severance plan, as each is in effect at the time of such termination of employment) (a “CIC Severance Plan”).

In the event the Participant’s employment terminates in circumstances as to which the Participant is entitled to severance benefits pursuant to a CIC Severance Plan (and other than a termination in the circumstances described in the first paragraph of this Section 8(c)), the extent to which the Award vests will be determined in accordance with the applicable provisions of the CIC Severance Plan.

Notwithstanding the foregoing, any accelerated vesting of the Award pursuant to this Section 8(c) above is subject to the Participant satisfying the release requirements of the Pre-CIC Severance Plan (in the case of a termination prior to or more than one year after a Change in Control Event) or of the CIC Severance Plan (in the case of a termination within one year after a Change in Control Event).

The treatment of the Award in any circumstances as to which the Participant is entitled to severance benefits pursuant to a Pre-CIC Severance Plan or a CIC Severance Plan (including, without limitation, the extent (if any) to which the Award vests or accelerates in such circumstances (other than as expressly provided in this Section 8(c))) as well as the timing of payment of the Award), shall be governed by this Award Agreement and not by the Pre-CIC Severance Plan or CIC Severance Plan, as the case may be. As to the Award, this Award Agreement controls in the event of any inconsistency or conflict with a Pre-CIC Severance Plan or CIC Severance Plan, and to that extent this Award Agreement amends any applicable Pre-CIC Severance Plan or CIC Severance Plan as to the Award.

9. Adjustments

The Administrator may accelerate the vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine; provided that the time of payment of the Stock Units as otherwise set forth herein may not be changed. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited or to be credited pursuant to Section 5 above.

10. Withholding Taxes

Upon or in connection with the crediting, vesting or payment of Stock Units, or any other time when tax withholding may be required with respect to the Award, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such crediting, vesting, payment or other event, or (b) deduct from any amount payable to the Participant (pursuant to the Award or otherwise) the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such crediting, vesting, payment or other event. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value, to satisfy such withholding obligation at the applicable withholding rates. In addition, the Administrator may, in its sole discretion but only to the extent consistent with Treas. Reg. Section 1.409A-3(j)(4)(vi), reduce the number of Stock Units remaining subject to the Award, with each such Stock Unit to have a value for such purpose equal to the then fair market value of a share of Common Stock, to satisfy such withholding obligation at the applicable withholding rates.

11. Nontransferability

Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, anticipated, alienated, encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation (i.e., upon the termination of a Stock Unit), or (b) transfers by will or the laws of descent and distribution.

12. No Right to Employment

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.

13. Rights as a Stockholder

Subject to the provisions of the Plan, the Notice and these Terms, the Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5 above with respect to dividend equivalent rights) and no voting rights with respect to Stock Units awarded to the Participant and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of such issuance of such shares.

14. Notices

Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government, or for non-U.S.

employees, the government of the country where the Participant is working and/or residing. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 14.

15. Arbitration

Any controversy arising out of or relating to this Award Agreement (including these Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims (“Covered Claims”), shall be resolved in accordance with the terms and conditions of the Western Digital Technologies, Inc. Dispute Resolution Agreement (the “DRA”). If, however, Participant has opted out of the DRA pursuant to Section 3.3 of the DRA, any Covered Claims by Corporation or Participant shall be submitted to arbitration pursuant to this Section 15. Such arbitration shall be held in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of the Federal Arbitration Act; provided, however, that provisional injunctive relief may, but need not, be sought by either party in a court of law to maintain the status quo while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Except as otherwise stated herein, this Section 15 also requires arbitration of any disputes concerning the enforceability, interpretation, and/or implementation of this Section 15 and the arbitrability of any claims brought hereunder, which shall also be decided by an arbitrator. To the fullest extent permitted by applicable law, Participant and Corporation agree to bring any Covered Claims on an individual basis only, and not on a class, collective, joint, or representative basis. If, however, the preceding sentence be determined invalid or unenforceable with respect to any particular Covered Claim, than that Covered Claim will not proceed in arbitration but rather will be resolved in a court of competent jurisdiction. If that occurs, however, this Section 15 will still be fully enforceable as to all other Covered Claims, which must be resolved in arbitration on an individual basis. Any arbitrable claims in arbitration will be resolved first and the parties agree to seek a stay of any non-arbitrable claims until the full completion of the arbitral process. Any claim that the requirement in this Section 15 that Covered Claims be arbitrated on an individual basis only is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an Arbitrator. Final resolution of any dispute through arbitration may include any and all remedies that may be obtained in a court. Statutes of limitation for Covered Claims submitted to arbitration under this Section 15 shall be the same as they would be if those claims were brought in court. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. Each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any Covered Claim(s), either by virtue of Participant’s acceptance without opting out of the DRA or, if Participant did opt out of the DRA, by virtue of the provisions of this Section 15.

16. Governing Law

This Award Agreement, including these Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.

17. Severability

Except as otherwise provided by Section 15, if the arbitrator selected in accordance with Section 15 above or a court of competent jurisdiction determines that any portion of this Award Agreement (including these Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Award Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Award Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, except as otherwise provided by Section 15, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

18. Entire Agreement

This Award Agreement (including these Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. However, this Award Agreement shall not supersede or in any way affect the DRA, which shall remain in full force and effect, unless Participant opted out of the DRA pursuant to the provisions therein. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the Grant Date.

19. Section Headings

The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

20. Imposition of Other Requirements

The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Construction

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.

22. Clawback Policy

The Stock Units, as well as any payment (whether in cash, shares of Common Stock or other property) made pursuant to the Award with respect to the Stock Units, are subject to the terms of the Corporation’s Compensation Recovery Policy (as well as any successor compensation recoupment, clawback or similar policy adopted by the Corporation), as each may be in effect from time to time, as well as any compensation recoupment, clawback or similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).

23. No Advice Regarding Grant

The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

EXHIBIT A

PERFORMANCE STOCK UNIT AWARD – TSR MEASURE (CEO SIGN-ON
AWARD)
Performance Measures and Goals

1. DEFINED TERMS:

“Relative TSR” means the percentile ranking of the Corporation’s TSR for the Measurement Period among the TSRs for the S&P 500 Index Companies for the Measurement Period. If the Corporation’s TSR for the Measurement Period is equal to the TSR(s) of one or more other S&P 500 Index Companies for the Measurement Period, the Corporation’s TSR will be deemed to be greater than the TSR of such other S&P 500 Index Company (or Companies) for that period.

“Total Stockholder Return” or “TSR” means, with respect to the Corporation and each of the S&P 500 Index Companies, the change in stock price plus dividends paid over the Measurement Period, using the average of closing stock prices during the first forty-five (45) calendar days of the Measurement Period, inclusive of the first trading day of the Measurement Period, and the average of the closing stock prices during the forty-five (45) calendar days prior to the end of the Measurement Period, inclusive of the last trading day of the Measurement Period, and with dividends deemed reinvested on the applicable dividend payment date. There shall also be an equitable and proportionate adjustment to the relevant stock price(s) to the extent (if any) necessary to preserve the intended incentives and mitigate the impact of any stock split, stock dividend or reverse stock split occurring after the start of the applicable forty-five (45) day period and before the end of the Measurement Period.

“S&P 500 Index Companies” means each company that is a member of the Standard & Poor’s 500 index at the beginning of the Measurement Period. Notwithstanding the foregoing, a company shall not be included as an S&P 500 Index Company if it does not separately and publicly report with the U.S. Securities and Exchange Commission financial information over the course of the entire Measurement Period, except in the event of a company’s bankruptcy, filing for protection from creditors or adoption of a plan of liquidation, in which case that company’s TSR performance for the Measurement Period shall be reflected at -100%.

Capitalized terms not defined in this Exhibit have the meaning set forth in the Award Agreement.

2. DETERMINATION OF STOCK UNITS ELIGIBLE TO VEST WITH RESPECT TO THE MEASUREMENT PERIOD:

The portion of the total target number of Stock Units subject to the award (as set forth in the Notice) that become eligible to vest will be determined based on a Relative TSR measure for the Measurement Period as set forth below:

Corporation’s Relative TSR results for the Measurement Period	Portion of the Stock Units subject to the Award that become eligible to vest*
Less than the 25th percentile	0%
25th percentile	50%
50th percentile	80%
75th percentile or greater	150%

* For Relative TSR performance between points, the corresponding portion (or applicable percentage) of the Stock Units subject to the Award that become eligible to vest will be determined on a straight-line basis between the corresponding percentages.
* * *